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                                                                                                            Exhibit 11


                            OVID TECHNOLOGIES, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                                      ---------

                                                    Three Months    Three Months        Nine Months     Nine Months
                                                       Ended            Ended             Ended             Ended
                                                       9/30/95         9/30/96           9/30/95           9/30/96
                                                    (Historical)     (Historical)      (Historical)     (Historical)

Net Income .................................          $718,000          $746,000        $1,677,000        $1,689,000
                                                      ========          ========        ==========        ==========

Shares used in calculation
  of net income per share of
  common stock:
    Weighted average shares of
     common stock outstanding ..............         5,555,081        5,787,439         5,494,382            5,744,281

Dilutive effect of stock options
  after the application of the
  treasury stock method ....................         1,659,489        1,478,010         1,636,252            1,418,018
                                                     ---------        ---------         ---------            ---------

                                                     7,214,570        7,265,449         7,130,634            7,162,299
                                                     =========        =========         =========            =========
         Net income per share
           of common stock .................           $   .10         $    .10           $   .24              $   .24
                                                       =======         ========           =======              =======

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